Exhibit 99.2



                                     NEWS RELEASE

                                FOR IMMEDIATE RELEASE
                                   October 28, 1994

                                Contact:  John J. Ong
                                Phone:  (910) 888-6353


                      LADD DIRECTORS AUTHORIZE STOCK REPURCHASE


               HIGH POINT, NC LADD Furniture, Inc. announced today that its board of directors has authorized the repurchase of up to one million shares of LADD common stock from time to time in the open market, with the number of shares purchased and the prices paid dependent upon general market conditions. LADD chairman and CEO Richard R. Allen said such stock repurchases will be conducted on the Nasdaq National Market (NNM) at market prices through brokerage firms. The repurchase program represents approximately 4 percent of the 23.1 million shares of LADD common stock currently outstanding.

               According to Allen, "The directors believe that the recent decline in LADD's stock price does not properly reflect the value of the company's present strength and future earnings potential. Consequently, they authorized this selective share repurchase program, which will be used over an extended time period to purchase LADD common stock at attractive prices for the benefit of all LADD shareholders." Allen added that LADD's directors believe that cash flows from operating earnings and active balance sheet management will be sufficient to fund the stock repurchase program without significantly increasing the company's debt levels.

               Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture and a leading supplier of contract furniture to the hotel/motel, government and senior living health care markets domestically and abroad. LADD sells its broad range of wood, upholstered and metal furniture products under the major brand names American Drew, American of Martinsville, Barclay, Brown Jordan, Clayton Marcus, Daystrom, Design Horizons, Fournier, Lea, Pennsylvania House and Pilliod, and markets these products worldwide through LADD International. LADD also owns and operates two support companies, Lea Lumber & Plywood and LADD Transportation. LADD's stock is traded on the Nasdaq National Market under the trading symbol LADF.